Exhibit 10.28

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 20 day of  December, 2013 (the “Employment Agreement”) by and between BALLANTYNE STRONG, INC., a Delaware corporation (the "Company"), and CHRISTOPHER D. STARK (the "Executive").

RECITALS:

This Executive Employment Agreement is made with reference to the following facts and objectives:

A.     The Company employs Executive as its Senior Vice President and Chief Operating Officer and the parties desire to enter into this Employment Agreement with respect to such employment.

AGREEMENT:

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1.             Employment.

The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and conditions hereinafter set forth.

2.             Duties and Services.

2.1     Title and Duties. The Executive shall serve as Senior Vice President and Chief Operating Officer of the Company and shall perform such services as may be assigned to him from time to time by the President and Chief Executive Officer of the Company or the Board of Directors (“Board”), which services may include serving as an officer of the Company or any subsidiary of the Company.

2.2     Time. The Executive shall devote his full business time and attention to the business of the Company and to the promotion of the Company's best interest, subject to vacations, holidays, normal illnesses and a reasonable amount of time for civic, community and industry affairs. Executive shall at all times comply with Company policies, including, but not limited to the Company's Code of Ethics.

2.3     Travel. The Executive shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with Executive's position with the Company.

3.             Term of Agreement.

3.1     Term. The term of Executive's employment under this Agreement shall be for a period of one (1) year commencing on December  20, 2013, and ending on December 20, 2014. Thereafter, Executive shall be an employee at will and his employment shall continue, subject to all of the terms and conditions set forth in this Agreement, until terminated in accordance with Section 9.

3.2     Change in Control of Company. In the event of a change in control of the Company, this Agreement shall continue in full force and effect and any termination of Executive's employment after such change in control shall be considered a termination without cause in accordance with Section 9 below. For purposes of this Agreement, change of control means:

(i)     the acquisition, whether directly or indirectly, of at least fifty percent (50%) of the voting power of the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended from time to time) other than employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates;

(ii)     individuals who as of the effective date constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of such Board.

(iii)     consummation of (A) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such merger, reorganization or consolidation, or (B) the sale or other disposition of all or substantially all of the assets of the Company; or

(iv) the Company’s shareholders approve a plan of liquidation or dissolution of the Company.

4.             Compensation.

4.1     Base Salary. For all of the services to be rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary Two Hundred Two Thousand Five Hundred and Fifty Dollars ($202,500) ("Base Salary"). The compensation paid hereunder to the Executive shall be paid in accordance with the payroll practices conducted by the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee. The Base Salary will be subject to annual review and adjustment by the Chief Executive Officer and the Compensation Committee of the Board of Directors based upon Executive's performance.

4.2     Additional Compensation. In addition to the Base Salary set forth in subparagraph 4.1 above, the Company shall pay the Executive additional compensation as set forth below.

4.2.1     Annual Bonus. Commencing with the Company's 2011 fiscal year, Executive will participate in the Company's annual bonus program with a bonus target equal to 35% of his Base Salary. The actual bonus earned will be subject to achievement of performance goals and other factors as established by the Compensation Committee or the Board.

4.2.2     Participation in Long-Term Incentive Plan. Executive will be eligible to participate in any regular long-term incentive grants based on performance as determined in the sole discretion of the Compensation Committee under the Ballantyne Strong, Inc. 2010 Long-Term Incentive Plan or any similar or successor long-term incentive plan.

5.             Expenses and Vacation.

5.1     Travel and Entertainment Expense. The Company shall reimburse the Executive for all reasonable and necessary travel and entertainment expenses incurred by Executive in the performance of the Executive's duties hereunder upon submission of vouchers and receipts evidencing such expenses in accordance with applicable Company policies.

5.2     Vacation. The Executive shall be entitled to vacation during each twelve (12) months of employment in accordance with the applicable Company policy, but in no event less than three (3) weeks per calendar year. All vacations shall be in addition to recognized national holidays. During all vacations, the Executive's compensation and other benefits as stated herein shall continue to be paid in full. Such vacations shall be taken only at times convenient for the Company, as approved by the President.

6.             Company Benefit Programs. In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Executive shall be entitled to participate in each plan of the Company now or hereafter adopted and in effect from time to time for the benefit of executive employees of the Company, to the extent permitted by such plans and by applicable law, including, but not limited to, (a) profit sharing plan, (b) medical expense insurance program, and (c) pension plan. Nothing in this Agreement shall limit the Company's right to amend, modify and/or terminate any benefit plan, policies or programs at any time for any reason.

7.             Stock Ownership Requirement. Executive shall be subject to the Company's stock ownership and retention policies, as set forth in the Company's Corporate Governance Principles, as may be in effect from time to time.

8.             Severance. In the event Executive's employment is terminated (a) by the Company without cause in accordance with Section 9.2 or (b) by the Executive for good cause in accordance with Section 9.3, then the Company shall remain liable for the Base Salary payable in accordance with Section 4.1 of this Agreement for a period of six (6) months after the date of Executive’s termination. In addition, the Company will pay the premiums for, or will reimburse the Executive for premiums paid for, continued health insurance coverage under COBRA for a period during which such Base Salary continuation payments are made. The severance benefits provided under this Section 8 shall constitute the sole severance benefits payable to Executive by the Company. The receipt of such payments by Executive shall be conditioned upon Executive's continued compliance with the obligations set forth in Section 11 (Restrictive Covenants) and Employee's execution of the Company's standard form of general release. The Executive shall also be entitled to receive any earned and unpaid amounts owed to him under Section 4 and such ot accrued benefits as may be provided by Sections 5 and 6 above.

9.             Termination.

9.1     Termination Due To Death Or Incapacity. Executive's employment shall be terminated upon the Executive's death, or by the Company, at its discretion, because of the Executive's failure to perform substantially all the material duties of his position for a period of a least 180 consecutive calendar days due to physical or mental illness or injury.

9.1.1     If the Company elects to terminate this Agreement because of the Executive's incapacity, it shall send him written notice thereof, setting forth in reasonable detail the facts and circumstances that provide the basis for its termination. If the Company and the Executive disagree as to the Executive's incapacity, each may appoint a medical doctor to certify his or her opinion as to the Executive's incapacity, and if the two doctors do not agree as to the Executive's incapacity, the two doctors will appoint a third medical doctor to certify his or her opinion as to the Executive's incapacity, and the decision of the majority of the three doctors will prevail. The Company will bear all expenses for this procedure.

9.1.2     In the event of termination by reason of death, the Executive's estate shall be paid all accrued sums due and owing under Section 4 above and such other benefits as may be provided by Sections 5 and 6 above.

9.1.3     In the event of termination by reason of incapacity, Executive shall continue to receive his full compensation during the 180-day period prior to any notice of termination. After the termination, Executive shall be entitled to any accrued amounts due and owing him under Section 4 and such other benefits as may be provided by Sections 5 and 6 above.

9.2     Termination by Company.

9.2.1     The Company may terminate the Executive's employment at any time with or without cause. For purposes of this Agreement, circumstances constituting "cause" shall exist if the Executive has:

 (a)     acted dishonestly or incompetently or engaged in willful misconduct in performance of his executive duties;

 (b)     breached fiduciary duties owed to the Company;

 (c)     intentionally failed to perform reasonably assigned duties;

 (d)     willfully violated any law, rule or regulations, or court order (other than minor traffic violations or similar offenses), or otherwise committed any act which would have a material adverse impact on the business of the Company; and/or

 (e)     is in breach of his obligations under this Agreement and such breach is not cured by Executive within thirty (30) days after written notice to him.

9.2.2     In order for the Company to terminate the Executive's employment for "cause", Executive shall be sent written notice of termination, which specifically sets forth in reasonable detail the facts and circumstances upon which the President believes that the Executive has given the Company cause for termination of Executive's employment. For purposes of this subsection, no acts or failures to act on the part of the Executive will be considered willful or willfully done unless done, or failed to be done, by the Executive in bad faith and without belief that the Executive's action or omission was in the best interest of the Company.

9.2.3     Notwithstanding the foregoing, however, any conviction of the Executive for any crime involving violence, dishonesty, fraud or breach of trust or other felonious behavior, shall result in the automatic termination of the Executive's employment, without notice.

9.2.4     In the event the Executive is terminated for cause, he shall be entitled to receive any accrued compensation that may be due and owing to him under Section 4 above, and any accrued vacation due him under Section 5 above, but no other benefits or compensation whatsoever. In the event the Executive is terminated without cause, he shall be eligible to receive severance benefits in accordance with Section 8 above.

9.3     Termination by the Executive with or without Good Reason.

9.3.1     The Executive may terminate employment by resignation at any time with or without good reason. For purposes of this Agreement, "good reason" shall arise in the event that the Company materially breaches its obligations to Executive under this Agreement.

9.3.2     In order for the Executive to resign for good reason, Executive shall provide the President, Chairman of the Board and Chairman of the Compensation Committee with written notice of his intent to resign for good reason, which notice specifically sets forth in reasonable detail the facts and circumstances upon which the Executive believes that the Company has materially breached its obligations under this Agreement, and affords the Company the opportunity to cure such breach within thirty (30) days after receipt of such written notice. In the event the Company fails to cure such breach, Executive's resignation for good reason shall be effective at the end of such thirty (30) day period. In the event the Executive resigns for good reason, he shall be eligible to receive severance benefits in accordance with Section 8 above.

9.3.3     In the event the Executive resigns without good reason, he shall be entitled to receive any accrued compensation that may be due and owing to him under Section 4 above, and any accrued vacation due him under Section 5 above, but no other benefits or compensation whatsoever.

9.4     Date of Termination. For purposes of this Agreement, the date of the termination of Executive's employment ("Date of Termination") will be:

 (a)     if Executive's employment is terminated by his death, the end of the month in which his death occurs;

 (b)     if Executive's employment is terminated for incapacity, thirty (30) days after a notice of termination is given; or

 (c)     if Executive's employment is terminated by Executive or the Company for any other reason, the date specified in the notice of termination, which will not be later than thirty (30) days after the date on which the notice of termination is given.

10.           Employment by a Subsidiary. Either the Company or a subsidiary may be Executive's legal employer. For purposes of this Agreement, any reference to Executive's termination of employment with the Company means termination of employment with the Company and all its subsidiaries, and does not include a transfer of employment between any of them. The obligations created under this Agreement are obligations of the Company. For purposes of this Section, a "subsidiary" means an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

11.            Restrictive Covenants.

11.1     Need for Protection. Executive acknowledges that, because of his senior executive position with the Company, he has or will develop knowledge of the affairs of the Company and relationships with dealers, distributors and customers such that he could do serious damage to the financial welfare of the Company should he compete or assist others in competing with the business of the Company. Consequently, and in consideration of his employment with the Company, and for the benefits he is to receive under this Agreement, and for other good and valuable consideration, the receipt of which he hereby acknowledges, the Executive agrees as follows:

11.2     Confidential Information.

11.2.1     Non-disclosure. Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, Executive agrees that he will never disclose to any person or entity any confidential or proprietary information, knowledge or data of the Company which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods, distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know-how of the Company.

11.2.2     Return of Records. All records, documents, software, computer disks and any other form of information relating to the business of the Company, which are or were prepared or created by Executive, or which may or did come into his possession during the term of her employment with the Company, including any and all copies thereof, shall be returned to or, as the case may be, shall remain in the possession of the Company.

11.2.3     Future Employment. Nothing in this section shall limit Executive's right to carry the Executive's accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this Section and the respective covenants set forth below.

11.3     Covenant Not to Solicit.

The Executive agrees that he will not, during the period of his employment with the Company and for a period of one (1) year after he ceases to be employed by the Company for any reason:

 (a)     directly or indirectly, on behalf of herself or any other person or entity, engage in, or assist any other person or entity to engage in, the manufacture, assembly, distribution, or sale to any customer, supplier, distributor or dealer of the Company wherever located, of motion picture and, lighting equipment within the markets served by the Company, or any other type of product manufactured, assembled, distributed or sold by the Company within served markets, if said customer, distributor or dealer is one with whom Executive had contact or on whose account Executive has worked during the twelve (12) months prior to the termination of his employment; or

 (b)     directly or indirectly, request or advise any of the aforesaid customers, distributors or dealers referred to in paragraph 11.3(a) above to curtail their business with the Company, or to patronize another business which is in competition with the Company; or

 (c)     directly or indirectly, on behalf of herself or any other person or entity, request, advise or solicit any employee of the Company to leave that employment in order to engage in, or to assist any other person or entity to engage in competition with the Company.

11.4     Judicial Modification. In the event that any court of law or equity shall consider or hold any aspect of this Section 11 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

11.5     Injunctive Relief. The parties hereto acknowledge that the remedies at law for breach of this Section will be inadequate, and that Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

12.           Inventions and Discoveries. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company, all of Executive's right, title and interest in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term hereof which relate to the products and services provided by the Company or which otherwise relate or pertain to the business, functions or operations of the Company. The Executive agrees to communicate promptly and to disclose to the Company in such form as the Executive may be required to do so, all information, details and data pertaining to such inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

13.           Clawback. In addition to any compensation recovery (clawback) which may be required by law and regulation, Executive acknowledges and agrees that any compensation paid or awarded to Executive in connection with his employment with the Company shall be subject to the Company's "clawback" requirements as set forth in the Company's Corporate Governance Principles and to any similar or successor provisions as may be in effect from time to time.

14.           Tax Withholding. All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15.           Survival of Obligations. All obligations of the Company and Executive that by their nature involve performance, in any particular, after the termination of Executive's employment or the term of this Agreement, or that cannot be ascertained to have been fully performed until after the termination of Executive's employment or the term of this Agreement, will survive the expiration or termination of the term of this Agreement.

16.           Section 409A Compliance. The intent of the Company is that payments and benefits under this Agreement which are considered "deferred compensation" subject to Code Section 409A and the regulations and the guidance promulgated thereunder (collectively "Code Section 409A") comply with Code Section 409A and be made and provided in compliance therewith. Accordingly:

(a)     For purposes of the Agreement, the terms "terminate," "termination," "termination of employment," and variations thereof, are intended to mean a termination of employment that constitutes a "separation from service" under Code Section 409A.

(b)     If on the date of "separation from service" Executive is deemed to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit payable or provided because of such separation from service that constitutes "deferred compensation" subject to Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service," and (B) the date of such individual's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)     Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)     The Agreement may be amended in any respect deemed by the President or the Board or the Compensation Committee to be necessary in order to preserve compliance with Code Section 409A.

17.           Officer Resignation. Upon termination of his employment with the Company for any reason, Executive shall resign, as of the date of such termination from any Corporate office held with the Company or any of its subsidiaries.

18.           Miscellaneous. The following miscellaneous sections shall apply to this Agreement:

18.1     Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by Executive and the President of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

18.2     Construction of Agreement. This Agreement supercedes any oral or written agreements between Executive and the Company and any oral representations by the Company to Executive with respect to the subject matter of this Agreement.

18.3     Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Nebraska.

18.4     Severability. If any one or more of the provisions of this Agreement, including but not limited to Section 11 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

18.5     Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

18.6     Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

18.7     Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 18.7, provided that all notices to the Company will be directed to the attention of the President of the Company, and except that notice of change of address will be effective only upon receipt.

If to Company:     Ballantyne Strong, Inc.

13710 FNB Parkway, Suite 400

Omaha, NE 68154

If to Executive:     At the address for the Executive most recently

on file with the Company.

18.8         Entire Agreement. This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

BALLANTYNE STRONG, INC.
"Company"

By:__Gary Cavey______________________
Its: President

Christopher D. Stark____________________
CHRISTOPHER D. STARK, "Executive"